Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-179621

General Mills, Inc.
$250,000,000 0.875% Notes due 2016
Pricing Term Sheet
January 28, 2013

Issuer:	General Mills, Inc.
Size:	$250,000,000
Maturity:	January 29, 2016
Coupon:	0.875%
Price to Public:	99.982%
Yield to maturity:	0.881%
Spread to Benchmark Treasury:	+45 basis points
Benchmark Treasury:	0.375% due 1/15/2016
Benchmark Treasury Price & Yield:	99-26 3/4; 0.431%
Interest Payment Dates:	January 29 and July 29, commencing July 29, 2013
Day Count Convention:	30/360
Make-whole call:	T plus 7.5 basis points plus accrued and unpaid interest to the redemption date
Change of Control Offer to Purchase:

If a change of control triggering event occurs, unless General Mills has exercised its right to redeem the notes, it will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Pricing:	January 28, 2013
Settlement:	T+3; January 31, 2013
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	370334 BN3 / US370334BN30
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Deutsche Bank Securities Inc., toll-free at 1-800-503-4611 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by General Mills, Inc. on January 28, 2013 relating to its Prospectus dated February 22, 2012.

General Mills, Inc.
$250,000,000 Floating Rate Notes due 2016
Pricing Term Sheet
January 28, 2013

Issuer:	General Mills, Inc.
Size:	$250,000,000
Maturity:	January 29, 2016
Price to Public:	100%
Interest Rate Basis:	LIBOR
Index Maturity:	3 months
Spread:	+30 basis points
Interest Payment Dates:	Quarterly on January 29, April 29, July 29, and October 29, commencing April 29, 2013
Interest Reset Dates:	January 29, April 29, July 29, and October 29, commencing April 29, 2013
Initial Interest Determination Date:	January 29, 2013
Interest Determination Dates:	Second business day prior to each Interest Reset Date
Day Count Convention:	Actual/360
Redemption Provisions:	None
Change of Control Offer to Purchase:

If a change of control triggering event occurs, General Mills will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Pricing:	January 28, 2013
Settlement:	T+3; January 31, 2013
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	370334 BQ6 / US370334BQ60
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Deutsche Bank Securities Inc., toll-free at 1-800-503-4611 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by General Mills, Inc. on January 28, 2013 relating to its Prospectus dated February 22, 2012.

General Mills, Inc.

$500,000,000 4.150% Notes due 2043
Pricing Term Sheet
January 28, 2013

Issuer:	General Mills, Inc.
Size:	$500,000,000
Maturity:	February 15, 2043
Coupon:	4.150%
Price to Public:	99.335%
Yield to maturity:	4.189%
Spread to Benchmark Treasury:	+105 basis points
Benchmark Treasury:	2.750% due 8/15/2042
Benchmark Treasury Price & Yield:	92-17+; 3.139%
Interest Payment Dates:	February 15 and August 15, commencing August 15, 2013
Day Count Convention:	30/360
Redemption Provisions:
Make-whole call:	At any time prior to August 15, 2042, make-whole call at T plus 15 basis points plus accrued and unpaid interest to the redemption date
Par call:	At any time on or after August 15, 2042 at par plus accrued and unpaid interest to the redemption date
Change of Control Offer to Purchase:

If a change of control triggering event occurs, unless General Mills has exercised its right to redeem the notes, it will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Pricing:	January 28, 2013
Settlement:	T+3; January 31, 2013
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	370334 BP8 / US370334BP87
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Deutsche Bank Securities Inc., toll-free at 1-800-503-4611 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by General Mills, Inc. on January 28, 2013 relating to its Prospectus dated February 22, 2012.